Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 20, 2025

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces Preliminary Fourth Quarter and Annual 2024 Financial Results

Funded over $310 billion in advances in 2024 and committed over $118 million to affordable housing and community development for 2025

ATLANTA, February 20, 2025 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2024. All numbers reported below for 2024 are approximate until the Bank announces audited financial results in its Form 10-K, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about March 7, 2025.

Fourth Quarter 2024 Operating Results

•Net interest income for the fourth quarter of 2024 was $250 million, an increase of $9 million, compared to net interest income of $241 million for the same period in 2023. The increase in net interest income was primarily related to a decrease in interest rates between the comparative quarters which impacted expense from interest-bearing liabilities more than the income from interest-earning assets, partially offset by a decrease in average advance balances.

•The average advance balances were $96.1 billion and $111.4 billion for the fourth quarter of 2024 and 2023, respectively.

•Net income for the fourth quarter of 2024 was $176 million, an increase of $2 million, compared to net income of $174 million for the same period in 2023. The Bank had $16 million of voluntary housing contribution expense during the fourth quarter of 2024, compared to $12 million during the same period in 2023.

•The net yield on interest-earnings assets for the fourth quarter of 2024 was 67 basis points, an increase of nine basis points, compared to 58 basis points for the same period in 2023. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the fourth quarter of 2024 was 4.68 percent compared to 5.32 percent for the same period in 2023.

•The Bank's fourth quarter of 2024 performance resulted in an annualized return on average equity (ROE) of 8.36 percent as compared to 7.83 percent for the same period in 2023. The increase in ROE was primarily due a decrease in the average total capital outstanding during the fourth quarter of 2024 compared to the same period in 2023.

Annual 2024 Operating Results

•Net interest income for the year ended December 31, 2024 was $966 million, an increase of $77 million, compared to net interest income of $889 million for the same period in 2023. The increase in net interest income was primarily related to an increase in interest rates during the year which impacted income from interest-earning assets more than the expense from interest-bearing liabilities, partially offset by a decrease in average advance balances.

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•The average advance balances were $98.8 billion and $125.4 billion for the year ended December 31, 2024 and 2023, respectively.

•Net income for the year ended December 31, 2024 was $697 million, an increase of $48 million, compared to net income of $649 million for the same period in 2023. The increase in net income was primarily due to a $77 million increase in net interest income. Additionally, during 2024 the Bank had $49 million of voluntary housing contributions expense, compared to $19 million during 2023.

•The net yield on interest-earnings assets for the year ended December 31, 2024 was 64 basis points, an increase of 14 basis points, compared to 50 basis points for the same period in 2023. The year-to-date average daily SOFR as of December 31, 2024 was 5.15 percent compared to 5.01 percent for the same period in 2023.

•The Bank's 2024 performance resulted in an annualized return on average equity (ROE) of 8.31 percent as compared to 7.43 percent for the same period in 2023. The increase in ROE was primarily due to the increase in net income during the year.

Financial Condition Highlights

•Total assets were $147.1 billion as of December 31, 2024, a decrease of $5.3 billion from December 31, 2023.

•Advances outstanding were $85.8 billion as of December 31, 2024, a decrease of $10.8 billion from December 31, 2023.

•Total capital was $7.9 billion as of December 31, 2024, a decrease of $183 million from December 31, 2023. Retained earnings increased to $2.8 billion as of December 31, 2024, compared to $2.5 billion as of December 31, 2023.

•As of December 31, 2024, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

Reliable Source of Liquidity

•For 2024, the Bank originated a total of $311.4 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing and Community Development

•The Bank is required and commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $72 million for the 2023 statutory Affordable Housing Program (AHP) assessment available for funding in 2024. As of December 31, 2024, the Bank has accrued $77 million to its AHP pool of funds that will be available to the Bank’s members and their communities in 2025 for funding of eligible projects.

•During the year ended December 31, 2024, the Bank made an additional $49 million of voluntary housing and community investment contributions. This consisted of $15 million of additional voluntary housing contributions to the Bank's AHP Homeownership Set-aside Program, $8 million of additional voluntary housing contributions to the Bank’s AHP General Fund, $20 million of voluntary contributions to the Bank’s Workforce Housing Plus+ Program, and $6 million of voluntary contributions to the Bank’s Heirs’ Property Family Wealth Protection Fund.

•In 2025, the Bank has voluntarily committed an additional five percent of its 2024 income before assessments, equal to $41 million, to further support the affordable housing and community development needs of its communities. This will result in a total commitment by the Bank to support affordable housing and community development needs of $118 million in 2025.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.2 billion in AHP funds, assisting more than 177,000 households.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2024	2023
Advances	$85,829	$96,608
Investments	60,084	54,207
Mortgage loans held for portfolio, net	89	103
Total assets	147,091	152,370
Total consolidated obligations, net	135,851	141,572
Total capital stock	5,148	5,597
Retained earnings	2,785	2,524
Accumulated other comprehensive loss	—	(5)
Total capital	7,933	8,116
Capital-to-assets ratio (GAAP)	5.39%	5.33%
Capital-to-assets ratio (Regulatory)	5.39%	5.33%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2024	2023	2024	2023
Net interest income	$250	$241	$966	$889
Standby letters of credit fees	4	4	17	10
Other income (loss)	2	(1)	6	(5)
Total noninterest expense (1)	61	51	215	173
Affordable Housing Program assessment	19	19	77	72
Net income	176	174	697	649
Return on average assets	0.46%	0.41%	0.45%	0.36%
Return on average equity	8.36%	7.83%	8.31%	7.43%

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(1) Total noninterest expense includes voluntary housing and community investment contributions of $16 million and $12 million for the three months ended December 31, 2024 and 2023, respectively, and $49 million and $19 million for the years ended December 31, 2024 and 2023, respectively.

Additional financial information concerning the Bank's results of operations for the most recently completed year ended December 31, 2024, will be available in the Bank's Form 10-K that the Bank expects to file with the SEC on or about March 7, 2025 and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $9.1 billion in Affordable Housing Program funds, assisting more than 1.2 million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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